RESOLUTIONS OF THE
EXECUTIVE COMMITTEE OF
UWHARRIE CAPITAL CORP

 WHEREAS, the persons named below are designated as "Reporting Persons" of Uwharrie Capital Corp (the "Company") for purposes of Rule 16a (Reporting Requirement):

 1.   Board of Directors        Uwharrie Capital Corp

 2.   Roger L. Dick        President and Chief Executive Officer        Uwharrie Capital Corp

 3.   Brendan P. Duffey         Executive Vice President &
       Chief Operating Officer               Uwharrie Capital Corp

 4.   Robert O. Bratton   Chief Financial Officer
       Uwharrie Capital Corp

 5.   Barbara S. Williams  Executive Vice President & Controller
       Uwharrie Capital Corp

 6.   Christy D. Stoner  President & Chief Executive Officer
           The Strategic Alliance Corporation          (subsidiary of Bank of Stanly) Strategic       Investment Group and BOS Agency Inc. and
                             Chief Executive Officer Strategic                                           Investment Advisors Inc.

 7.   Jeffrey M. Talley   President Strategic Investment
       Advisors, Inc.

 8.   Jim L. Strayhorn        President & Chief Executive Officer
           Anson Bank & Trust Co. (subsidiary bank)

 9. Willie D. "Bill" Lawhon, Jr.   President & Chief Executive Officer
            Bank of Stanly (subsidiary bank)

     10.   Patricia K. Horton             Chief Executive Officer
            Cabarrus Bank & Trust Company
            (subsidiary bank)

 FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not "Reporting Persons" of the Company.

 FURTHER, those persons named will be responsible for complying with the "Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions" as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the Company's contact person for stock matters, prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without limitation, any change resulting from any private negotiation trade, market trade through the

SEC "Reporting Persons" Resolution
UCC Executive Committee
October 24, 2008

Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths, incentive stock options, employee stock purchase plan, employee benefit plan, etc.) in order to prevent violations of Rule 16a and 16b.

 FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary will assist persons with reporting forms to ensure timely filings with the Securities and Exchange Commission (SEC).

 FURTHER, the "Reporting Persons" authorize and designate Roger L. Dick, Brendan P. Duffey or Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed.  Notice of this signature authorization will be given to the Securities and Exchange Commission by providing a copy of this resolution.

  ______   (Approved by UCC Executive Committee October 24, 2008)